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                                                                 EXHIBIT 10-2

                             ......................

                                     Lease

                              PRESIDENTIAL CIRCLE



                             ......................

                                    Between


                           CONCORD CAMERA CORPORATION
                                    (Tenant)

                                      and

                            CARRAMERICA REALTY CORP.
                                   (Landlord)



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                                                                            Page
                                                                            ----

1.   LEASE AGREEMENT                                                           3

2.   RENT                                                                      3
     A.   Types of Rent                                                        3
          (1)  Base Rent                                                       3
          (2)  Operating Cost Share Rent                                       3
          (3)  Tax Share Rent                                                  3
          (4)  Additional Rent                                                 3
          (5)  Rent                                                            3
     B.   Payment of Operating Cost Share Rent and Tax Share Rent              3
          (1)  Payment of Estimated Operating Cost Share Rent
               and Tax Share Rent                                              3
          (2)  Correction of Operating Cost Share Rent                         3
          (3)  Correction of Tax Share Rent                                    3
     C.   Definitions                                                          3
          (1)  Included Operating Costs                                        3
          (2)  Excluded Operating Costs                                        3
          (3)  Taxes                                                           4
          (4)  Lease Year                                                      4
          (5)  Fiscal Year                                                     4
     D.   Computation of Base Rent and Rent Adjustments                        4
          (1)  Prorations                                                      4
          (2)  Default Interest                                                4
          (3)  Rent Adjustments                                                4
          (4)  Books and Records                                               4
          (5)  Miscellaneous                                                   4

3.   PREPARATION AND CONDITION OF PREMISES;
     POSSESSION AND SURRENDER OF PREMISES                                      4
     A.   Condition of Premises                                                5
     B.   Tenant's Possession                                                  5
     C.   Maintenance                                                          5

4.   PROJECT SERVICES                                                          5
     A.   Heating and Air Conditioning                                         5
     B.   Elevators                                                            5
     C.   Electricity                                                          5
     D.   Water                                                                5
     E.   Janitorial Service                                                   5
     F.   Interruption of Services                                             5

5.   ALTERATIONS AND REPAIRS                                                   5
     A.   Landlord's Consent and Conditions                                    5
     B.   Damage to Systems                                                    6
     C.   No Liens                                                             6
     D.   Ownership of Improvements                                            6
     E.   Removal at Termination                                               6

6.   USE OF PREMISES                                                           6

7.   GOVERNMENTAL REQUIREMENTS AND BUILDING RULES                              6

8.   WAIVER OF CLAIMS; INDEMNIFICATION, INSURANCE                              6
     A.   Waiver of Claims                                                     6
     B.   Indemnification                                                      6
     C.   Tenant's Insurance                                                   7
     D.   Insurance Certificates                                               7
     E.   Landlord's Insurance                                                 7

9.   FIRE AND OTHER CASUALTY                                                   7
     A.   Termination                                                          7
     B.   Restoration                                                          7

10.  EMINENT DOMAIN                                                            7

11.  RIGHTS RESERVED TO LANDLORD                                               7
     A.   Name                                                                 8
     B.   Signs                                                                8
     C.   Window Treatments                                                    8
     D.   Keys                                                                 8
     E.   Access                                                               8
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     F.   Preparation for reoccupancy                                          8
     G.   Heavy Articles                                                       8
     H.   Show Premises                                                        8
     I.   Relocation of Tenant                                                 8
     J.   Use of Lockbox                                                       8
     K.   Repairs and Alterations                                              8
     L.   Landlord's Agents                                                    8
     M.   Building Services                                                    8
     N.   Other Actions                                                        8

12.  TENANT DEFAULT                                                            8
     A.   Rent Default                                                         8
     B.   Assignment/Sublease or Hazardous Substances Default                  8
     C.   Other Performance Default                                            8
     D.   Credit Default                                                       8
     E.   Vacation or Abandonment Default                                      8

13.  LANDLORD REMEDIES                                                         8
     A.   Accelerate Rent                                                      8
     B.   Termination of Lease or Possession                                   8
     C.   Lease Termination Damages                                            8
     D.   Possession Termination Damages                                       9
     E.   Landlord's Remedies Cumulative                                       9
     F.   WAIVER OF TRIAL BY JURY                                              9
     G.   Litigation Costs                                                     9

14.  SURRENDER                                                                 9

15.  HOLDOVER                                                                  9

16.  SUBORDINATION TO GROUND LEASES AND MORTGAGES                              9
     A.   Subordination                                                        9
     B.   Termination of Ground Lease or Foreclosure of Mortgage               9
     C.   Security Deposit                                                     9
     D.   Notice and Right to Cure                                             9
     E.   Definitions                                                         10

17.  ASSIGNMENT AND SUBLEASE                                                  10
     A.   In General                                                          10
     B.   Landlord's Consent                                                  10
     C.   Procedure                                                           10
     D.   Change of Management or Ownership                                   10
     E.   Excess Payments                                                     10
     F.   Recapture                                                           10

18.  CONVEYANCE BY LANDLORD                                                   10

19.  ESTOPPEL CERTIFICATE                                                     10

20.  SECURITY DEPOSIT                                                         10

21.  FORCE MAJEURE                                                            11

22.  TENANT'S PERSONAL PROPERTY AND FIXTURES                                  11

23.  NOTICES                                                                  11
     A.   Landlord                                                            11
     B.   Tenant                                                              11

24.  QUIET POSSESSION                                                         11

25.  REAL ESTATE BROKER                                                       11

26.  MISCELLANEOUS                                                            11
     A.   Successors and Assigns                                              11
     B.   Date Payments Are Due                                               11
     C.   Meaning of "Landlord", "Re-Entry" "including" and "Affiliate"       11
     D.   Time of the Essence                                                 11
     E.   No Option                                                           11
     F.   Severability                                                        11
     G.   Governing Law                                                       11
     H.   Lease Modification                                                  11
     I.   No Oral Modification                                                11
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     J.   Landlord's Right to Cure                                            11
     K.   Captions                                                            11
     L.   Authority                                                           11
     M.   Landlord's Enforcement of Remedies                                  12
     N.   Entire Agreement                                                    12
     O.   Landlord's Title                                                    12
     P.   Light and Air Rights                                                12
     Q.   Singular and Plural                                                 12
     R.   No Recording by Tenants                                             12
     S.   Exclusivity                                                         12
     T.   No Construction Against Drafting Party                              12
     U.   Survival                                                            12
     V.   Rent Not Based on Income                                            12
     W.   Building Manager and Service Providers                              12
     X.   Late Charge and Interest on Late Payments                           12

27.  UNRELATED BUSINESS INCOME                                                12

28.  HAZARDOUS SUBSTANCES                                                     12

29.  EXCULPATION                                                              12

30.  RADON GAS                                                                12

31.  TENANT PARKING                                                           12
     A.   General                                                             12
     B.   Rates                                                               12
     C.   Reservations                                                        12
     D.   Conditions                                                          13

32.  EXTENSION OPTION                                                         13

33.  TERMINATION OPTION                                                       14

Appendix A - PLAN OF THE PREMISES
Appendix B - RULES AND REGULATIONS
Appendix C - TENANT IMPROVEMENT AGREEMENT
Appendix D - MORTGAGES CURRENTLY AFFECTING THE PROJECT
Appendix E - COMMENCEMENT DATE CONFIRMATION
Appendix F - JANITORIAL SPECIFICATIONS

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                                     LEASE

     THIS LEASE (the "Lease") is made as of August 12, 1998 between CarrAmerica Realty Corp., a Maryland Corporation (the "Landlord") and the Tenant as named in the Schedule below. The term "Project" means the building (the "Building") known as "Presidential Circle" and the land (the "Land") located at 4000 Hollywood Boulevard, Hollywood, Florida 33021. "Premises" means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

     The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

                                    SCHEDULE

      1. Tenant: Concord Camera Corporation, a New Jersey Corporation

      2. Premises: Suite 650-N

      3. Rentable Square Feet of the Premises: 10,145

      4. Tenant's Proportionate Share: 3,632 (based upon dividing the Rentable Square Feet of the Premises by a total of 279,320 rentable square feet in the Building)

      5. Security Deposit: $46,272.38

      6. Tenant's Real Estate Broker for this Lease: Haliday Group

      7. Landlord's Real Estate Broker for this Lease: N/A

      8. Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Appendix C.

      9. Commencement Date: September 1, 1998, but if the Premises are subject to new construction pursuant to Appendix C, then the Completion Date, as defined therein, if it is later; Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date.

     10. Termination Date/Term: August 31, 2008, one hundred twenty (120) months after the Commencement Date, or if the Commencement Date is not the first day of a month, then one hundred twenty (120) months after the first day of the following month.

     11. Guarantor: N/A

     12. Base Rent:

                                     Annual                   Monthly
          Period                    Base Rent                Base Rent
          ------                    ---------                ---------
          Year 1                   $159,276.48              $13,273.04
          Year 2                   $165,647.52              $13,803.96
          Year 3                   $172,273.44              $14,356.12
          Year 4                   $179,164.44              $14,930.37
          Year 5                   $186,331.08              $15,527.59
          Year 6                   $193,784.28              $16,148.69
          Year 7                   $201,535.68              $16,794.64
          Year 8                   $209,597.16              $17,466.43
          Year 9                   $217,981.08              $18,165.09
          Year 10                  $226,700.28              $18,891.69

     13. Operating Cost Share Rent: During the calendar year 1998, Tenant acknowledges that the estimated amount of Operating Costs as referred to in Paragraph 2.B and 2.C of the Lease are $10.25 per rentable square foot plus applicable tax.

     14. Rent: During the initial calendar year of the Lease, the monthly Rent (as defined in Paragraph 2 of the Lease) is as follows:

              Base Rent                                          $13,273.04
              Operating Cost Share Rent (non-taxable)            $ 1,978.28
              Operating Cost Share Rent (taxable)                $ 6,687.25
              Sales Tax                                          $ 1,197.62
                                                                 ----------
         TOTAL                                                   $23,136.19

         Such amount is subject to change based upon the terms of the Lease.

     15. Parking: Subject to the terms described in Section 31 of the Lease.
         Total Parking Spaces      forty  (40)
         Garage Parking Spaces*    ten    (10)
         Surface Parking Spaces    thirty (30)
         *Initial monthly rate of $40.00 per parking space.

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1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the
Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

    2. RENT.

    A. Types of Rent. Tenant shall pay the following Rent in United States funds, in the form of a check to Landlord at the following address:

       CarrAmerica Realty Corp.
       t/a Presidential Circle
       P.O. Box 198363
       Atlanta, GA 30384-8363

or by wire transfer as follows:

       NationsBank of Georgia
       ABA Number 061-000-052
       Account Number 3255808182

or in such other manner as Landlord may notify Tenant:

        (1) Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

        (2) Operating Cost Share Rent in an amount equal to the Tenant's Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant's Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

        (3) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent and Operating Cost Share Rent, but including any interest for late payment of any item of Rent.

        (4) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Additional Rent, and those amounts which may be due as per section 2.A.5 below. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind. Landlord shall use reasonable efforts to determine Tenant's liability for Rent, within one
    (1) year from the termination of this Lease. Landlord shall notify Tenant within such one (1) year period of any matters which Landlord has not been able to resolve despite its reasonable efforts, and all other matters shall be deemed final.

        (5) Tenant shall pay in addition to rent, all sales, use and occupancy taxes levied by the State of Florida, or any other governmental jurisdiction having authority for the privilege of leasing or occupying the premises.

    B. Payment of Operating Cost Share Rent.

        (1) Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Operating Costs of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

        Within ten (10) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of the Tenant's Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate, until a new estimate becomes applicable.

        (2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous fiscal year (the "Operating Cost Report") by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Operating Cost Share Rent next coming due.

    C. Definitions.

        (1) Included Operating Costs "Operating Costs" means any expenses, costs and disbursements of any kind including Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, "Included Capital Items"); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

        If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

        If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

        (2) Excluded Operating Costs. Operating Costs shall not include:

        (a) costs of alterations of tenant premises;

        (b) costs of capital improvements other than Included Capital Items;

        (c) interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

        (d) real estate brokers' leasing commissions;

        (e) Legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

        (f) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

        (g) the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

        (h) depreciation (except on any included Capital Items);

        (i) franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of taxes;

        (j) costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

        (k) legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to
            Section 2B above;

        (l) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;

        (m) fines, penalties and interest; and

        (n) any Operating Cost Share Rent not recovered from other tenants.

        (3) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all actual fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

        For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

        Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

        (4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

        (5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

    D. Computation of Base Rent and Rent Adjustments.

        (1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

        (2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at eighteen percent (18%) per annum.

        (3) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

        (4) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord's records at Landlord's office upon at least seventy-two (72) hours' prior notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said ninety (90) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant or shall select and cause another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue an accounting or certification of expenses, a copy of which shall be provided to Tenant. If Landlord and Tenant are unable to come to an agreement, then the dispute shall be submitted to arbitration under the auspices of the America Arbitration Association, so long as the scope is limited to the inquiry and determination of whether the Operating Costs as billed to Tenant are in accordance with the definitions and computations as provided in the Lease. Tenant shall pay the cost of such certification unless Landlord's original determination of annual Operating Costs overstated the amounts thereof by more than five percent (5%).

        (5) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of

         Operating Cost Shares Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may comingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

         3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

         A. Condition of Premises. Except to the extent of the Tenant Improvements item on the Schedule, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises. Landlord shall cause the Premises to be completed in accordance with the Tenant Improvement Agreement attached as Appendix C. To the best of Landlord's knowledge, the Building equipment is in good working order as of the date of the Lease.

         B. Tenant's Possession. Tenant's taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

         C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Completion Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant's right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof within ten (10) days of demand therefore.

         4. PROJECT SERVICES. Landlord shall furnish services as follows:

         A. Air Conditioning. During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (except for holidays), and 9:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish (i) air conditioning such that the average temperature condition of the Premises is 74 degrees F (+2 degrees F dry bulb with 50% + 5% relative humidity) when the outdoor conditions are not above 95 degrees F dry bulb. Landlords obligations hereunder shall be diminished to the extent that Tenant adversely affects the temperature maintained by the air conditioning system by operating its equipment. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof. The temperature condition herein described above is further conditioned based on blinds being fully lowered with slats at a forty-five degree azimuth, coincident with peak sun load, or the equivalent solar barrier; electrical load of five (5) watts (connected load) per rentable square foot and a people load of one person per one hundred seventy-five square feet. The term holidays, as referred to above shall be New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other holiday taken by tenants occupying at least one-half (1/2) of the net rentable area of office space in the Building, as announced from time to time by Landlord.

         Landlord shall furnish air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional air conditioning. Such current charges are twenty
(20) dollars per hour, however, this amount is subject to increase.

         B. Elevators. Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency. Landlord shall provide freight elevator service at reasonable hours at Tenant's request, subject to scheduling by the Landlord and payment for the service by Tenant.

         C. Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord. If any or all of Tenant's equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant's expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord's average cost of electricity. Such Additional Rent shall be in addition to Tenant's obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs.

         D. Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

         E. Janitorial Service. Landlord shall furnish janitorial service as generally provided to other tenants in the Building. A copy of the current janitorial specifications are attached as Appendix F.

         F. Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least ten (10) consecutive business days, monthly Rent shall be thereafter abated proportionately.

         Notwithstanding anything to the contrary in this section, if (i) Landlord ceases to furnish electric, heating, cooling, elevator, water, or janitorial services to the Premises, and Tenant notifies Landlord of such cessation in writing (the "Interruption Notice"), (ii) such cessation does not arise as a result of an act or omission of Tenant, (iii) such cessation is not caused by fire or other casualty (in which case Section 9 shall control), (iv) the repair or restoration of such services is reasonably within the control of Landlord, and (v) as a result of such cessation, the Premises or a material portion thereof is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises or a material portion thereof, sixty (60) consecutive days, Tenant may cancel this Lease by giving not less than sixty (60) days, prior written notice of its intention so to terminate to Landlord, which notice must be sent within ten (10) days after the expiration of said sixty-day period, and this Lease shall terminate as of the date specified in such notice with the same effect as if such date were the scheduled expiration date of this Lease. Notwithstanding the foregoing, if Tenant sends such a notice of cancellation and Landlord, prior to thirty (30) days after the date of such notice, substantially restores the interrupted services, then Tenant's notice shall be without force or effect and this Lease shall continue in full force and effect. In addition, notwithstanding this sixty (60) day time frame, provided that Landlord has promptly commenced all appropriate actions to reinstate delivery of the services which will have been interrupted and such actions are thereafter diligently and continuously pursued by Landlord in good faith, the sixty (60) day period be extended so that it exceeds a total of ninety (90) days.

         G. Lighting. Landlord or its designer shall furnish, install, and replace, as required, all lighting tubes, lamps, bulbs, starters, transformers and ballasts and like items in Building-standard lighting fixtures in the premises.

         H. Security Service. Landlord shall provide security service for the Building consistent with that of comparable office buildings in the vicinity, with no warranty or liability respecting the effectiveness of the service.

         5. ALTERATIONS AND REPAIRS.

         A. Landlord's Consent and Conditions. Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord's prior written consent. Tenant shall pay Landlord's standard charge for review of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, (b) impacts any other tenant's premises, or (c) is visible from outside the Premises.

         Tenant shall reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant's trade fixtures and for items which Landlord requires Tenant to remove at Tenant's cost at the termination of the Lease pursuant to Section 5E.

         The following requirements shall apply to all Work:

            (1) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs.

            (2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

            (3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

            (4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

            (5) Tenant shall perform all Work in compliance with Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the time the Work is performed.

            (6) Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed fifteen percent (15%) of labor, material, and all other costs of the Work, if Landlord's employees or contractors perform the Work.

            (7) Upon completion, Tenant shall furnish Landlord with contractor's affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects".

         B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant's fixtures and personal property, in good order, condition and repair; to the extend Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

         C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.


         D. Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or
(b) be removed in accordance with Subsection 5E below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal).

         E. Removal at Termination. Except for those improvements constructed by Landlord prior to the Commencement Date according to the terms of Appendix C, upon the termination of this Lease or Tenant's right of possession Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord elects shall be removed by Tenant pursuant to Section 5D, and any improvements to any portion of the Project other than the Premises. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord's election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

         6. USE OF PREMISES. Tenant shall use the Premises only for general office purposes. Provided Tenant is not in default of the Lease, Tenant shall have access to the Premises 24 hours a day, 7 days a week, 365 days each year according to the terms and conditions of the Lease. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Land-lord's insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

         If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use. Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

         7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. The present rules and regulations include, but are not limited to those that are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord's "Policies, Rules and Regulations for Construction Projects".

         8. WAIVER OF CLAIMS: INDEMNIFICATION: INSURANCE.

         A. Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord.

         To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents (other than Rent) or damage to property sustained by Landlord as the result of any act or omission of Tenant.


         B. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant's employees, agents, guests or invitees. Tenant's obligations under this section shall survive the termination of this Lease.

         Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or gross negligence of Landlord or any of Landlord's employees or agents. Landlord's obligations under this section shall survive the termination of this Lease.

         C. Tenant's Insurance. Tenant shall maintain insurance as follows, with such other terms, coverage and insurers, as Landlord shall reasonably require from time to time:

            (1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease,
(b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

            (2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant's property insurance shall include a waiver of subrogation in favor of Landlord.

            (3) Workers compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

                    Each Accident            $500,000
                    Disease-Policy Limit     $500,000
                    Disease-Each Employee    $500,000

            Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

          Tenant's Insurance shall be primary and not contributory (contributory may also be referred to as excess or umbrella insurance) to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord's building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

         Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

         (1) Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

         (2) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

                    Each Accident           $500,000
                    Disease-Policy Limit     $500,000
                    Disease-Each Employee    $500,000

         Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

         Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's insurance policies.

         D. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date, or at any other time required by Landlord. Each certificate will provide for thirty (30) days prior written notice of termination or cancellation to Landlord and Tenant.

         E. Landlord's Insurance. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective "All-Risk" coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

    9.  FIRE AND OTHER CASUALTY

    A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds nine (9) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

    B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable and such shall continue until a new certificate of occupancy, if required, is obtained except to the extent that Tenant's negligence caused the casualty.

    10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for the taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the awards payable to Landlord. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

    11. RIGHTS RESERVED TO LANDLORD.

    Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

    A. Name. To change the name or street address of the Building or the suite number(s) of the Premises.

    B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Building. No sign shall be installed or maintained on the exterior or interior of the building without Landlord's prior approval.

    C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

    D. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.

    E. Access. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease, provided Landlord gives twenty-four (24) hour notice in non-emergency situations.

    F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

    G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

    H. Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant's use of the Premises.

    J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

    K. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

    L. Landlord's Agents. If Tenant is in default under this Lease, possession of Tenant's funds or negotiation of Tenant's negotiable instrument by any of Landlord's agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

    M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

    N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

    12. TENANT'S DEFAULT.

    Any of the following shall constitute a default by Tenant:

    A. Rent Default. Tenant fails to pay any Rent when due and fails to cure such default within five (5) days after notice thereof.

    B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 Assignment and Sublease or Section 28 Hazardous Substances;

    C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first two (2) such failures during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

    D. Credit Default. One of the following credit defaults occurs:

       (1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

       (2) Tenant become insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

       (3) Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest.

    E. Vacation or Abandonment Default. Tenant vacates or abandons the Premises.

    13. LANDLORD REMEDIES.

    A. Accelerate Rent. Landlord may accelerate rent due hereunder and may also at its option proceed with any and all of its remedies provided by this lease.

    B. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant's possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

    C. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord a sum equal to all rent accrued up to and including the date of termination, plus Landlord's reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. All such amounts shall be then immediately due and payable upon the termination. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or any concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

    D. Possession Termination Damages. If Landlord terminates Tenant's right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

    E. Landlord's Remedies Cumulative. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgement shall not affect such proceeding or judgement. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

    F. Waiver of Trial By Jury. Each party waives trial by jury in the event of any legal proceeding brought by the other in connection with this lease. Each party shall bring any action against the other in connection with this lease in a Federal, State or County court located in Broward, Florida, consents to the jurisdiction of such courts, and waives any right to have any proceeding transferred from such courts on the ground of improper venue or inconvenient forum.

    G. Litigation Costs. In the event either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Premises in the hands of an attorney, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the prevailing party's reasonable attorney's fees and court costs, including, without limitation, the costs of any special master.

    14. SURRENDER. Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. Except for those improvements constructed by Landlord prior to the Commencement Date according to the terms of Appendix "C". Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

    15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at double the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord's direct and consequential damages resulting from Tenant's holdover.
No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies.

    16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

    A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

    B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant's agreement to attorn.

    C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

    D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

    E. Definitions. As used in this Section 16, "mortgage" shall include "deed of trust" and/or "trust deed" and "mortgagee" shall include "beneficiary" and/or "trustee", "mortgagee" shall include the mortgagee of any ground lessee, and "ground lessor", "mortgagee", and "purchaser" at a foreclosure sale shall include, in each case, all of its successors and assigns, however remote.

    17. ASSIGNMENT AND SUBLEASE.

    A. In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant's interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord's attorneys' fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

    B. Landlord's Consent. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

    C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant's obligations under this Lease, and at Landlord's option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

    D. Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 51% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

    E. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt.

    F. Recapture. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant's notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

    18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

    19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

     20. SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord's cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used. Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease.

     If the Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

     21. FORCE MAJEURE. Landlord or Tenant shall not be in default under this Lease to the extent Landlord or Tenant is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord or Tenant ("Force Majeure").

     22. TENANT'S PERSONAL PROPERTY AND FIXTURES. Landlord shall maintain any rights pursuant to statutory lien law.

     23. NOTICES
 . All notices, consents approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

     A. Landlord. To Landlord as follows:
        CarrAmerica Realty Corp.
        2424 North Federal Highway, Suite 160
        Boca Raton, Florida 33431
        Attn: Market Officer

        with a copy to:

        CarrAmerica Realty Corporation
        1850 K. Street, N.W.
        Suite 500
        Washington, D.C. 20006
        Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

     B.  Tenant. To Tenant as follows:

         Concord Camera Corporation
         4000 Hollywood Boulevard, Suite 650-N
         Hollywood, FL 33021

or to such other person at such other address as Tenant may designate by notice to Landlord.

     Mailed notices shall be sent by United States certified or registered mail, return receipt requested or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

     24. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

     25. REAL ESTATE BROKER. Landlord and Tenant represents to each other that they have not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease. Landlord and Tenant shall indemnify and defend each other against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

     26. MISCELLANEOUS.

     A. Successors and Assigns. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

     B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand, or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant's receipt of Landlord's statement.

     C. Meaning of "Landlord", "Re-Entry", "including" and "Affiliate". The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

     D. Time of the Essence. Time is of the essence of each provision of this Lease.

     E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

     F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

     G. Governing Law. This Lease shall be governed in all respects by the laws of the county in which the Project is located, without regard to the principles of conflicts of laws.

     H. Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant's interests under this Lease.

     I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

     J. Landlord's Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant, any expenses uncured shall become Additional Rent due from Tenant on demand by Landlord.

     K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

     L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

     M. Landlord's Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

     N. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

     O. Landlord's Title. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

     P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

     Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

     R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

     S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

     T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

     U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

     V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

     W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

     X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in
Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

     Y. Tenant's Financial Statements. Within ten (10) days after Landlord's written request therefor, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year's financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied in a form as currently required at the time of lease execution by the Securities and Exchange Commission.

     27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

     28. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

     29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder.

     30. RADON GAS. Radon is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. This section of the lease has been inserted to comply with
Section 404.056 97 Florida statutes.

     31. TENANT PARKING.

     A. General. As long as Tenant is not in default under this Lease, Landlord will provide Tenant during the Lease Term with unassigned, nonexclusive parking spaces in the (i) Building parking garage and (ii) surface parking area, for the number of automobiles set forth in the Schedule. Such parking spaces may be used only by principals and employees of Tenant. Tenant will pay parking rent (plus tax) each month, per parking space, in the amount set forth in the Schedule with respect to the Building garage, which payment shall constitute Additional Rent hereunder. Tenant and Tenant's principals, employees, guests and visitors shall have the right, on a nonexclusive basis, to use the ground level non-garage parking areas surrounding the Building.

     B. Rates. Commencing on the first day of the second Lease Year and on the first day of each Lease Year thereafter during the Lease Term, the monthly parking rent payable by Tenant with respect to the Building garage, as set forth in the Schedule shall be increased by four percent (4%). If Tenant fails to pay parking charges when due, in addition to all other remedies available to Landlord, Landlord may, by written notice to Tenant, elect to proceed as provided under the default provisions of this Lease and/or cease to provide all or any of the foregoing parking spaces.

     C. Reservations. Landlord has and reserves the right to alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may deem desirable. Without liability, Landlord will have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending Tenant and/or owner of the vehicle. In the event Tenant fails to utilize, regularly and consistently, all of the garage parking spaces for which Tenant pays parking rent under the Schedule, Landlord shall have the right to terminate Tenant's right to use such unused parking. Upon such termination of the use of garage parking spaces by Landlord, Tenant shall receive a reduction in parking rent in an amount equal to the number of parking spaces taken hereunder, times the per space rent paid by Tenant. Tenant agrees (i) to comply with the notice of termination; (ii) that such termination shall become unconditionally effective, without further documentation on the noticed date of termination; and (iii) that such termination shall not constitute an eviction, constructive or otherwise, a default or breach by Landlord or any kind, or the basis for any form of Rent abatement, set-off, claim or like action by Tenant. Landlord and Tenant further agree that any garage parking spaces, the use of which are terminated under the aforementioned procedure, shall be made available by Landlord to Tenant or other tenants, as Landlord elects in its reasonable discretion.

     D. Conditions. Tenant's right to use, and its right to permit its principals and guests to use, the parking facilities pursuant to this Lease are subject to the following conditions: (i) Landlord has made no representations or warranties with respect to the parking area, the number of spaces located therein or access thereto; (ii) Landlord reserves the right to reduce the number of parking spaces in the parking area (garage and non-garage) by not more than ten percent (10%) of the then number of parking area spaces in the parking area and/or change access thereto provided that the number of garage spaces specified in the Schedule continue to be available for Tenant's use; and none of the foregoing should entitle Tenant to any claim against Landlord or to any abatement of Rent (or any part thereof); (iii) Landlord has no obligation to provide a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same; (iv) Tenant, its agent, employees and invitees, shall park their automobiles and other vehicles only where and as designated from time to time by Landlord within the parking area; (v) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers of any vehicles of Tenant, its agents and employees; and (vi) Landlord (or the operator of the parking area) may charge Tenant (and/or its employees, invitees and visitors) directly for the parking fee established by Landlord (or such operator) from time to time for the use of such parking area.

     Landlord and Tenant have carefully read and reviewed this Lease and each term and provision contained herein (inclusive of any Rider, Guaranty, and exhibits attached hereto), and by execution of this Lease, show their informed and voluntary consent thereto. The parties hereby agree that at the time this Lease is executed, the terms of this Lease are commercially reasonable and effectuate the intent and purpose of Landlord and Tenant with respect to the Premises.

     32. EXTENSION OPTION.

Subject to Subsections B and C below, Tenant may at its option extend the Term of this Lease for the entire Premises for two (2) periods of five (5) years (the "Renewal Term") upon the same terms contained in the Lease, excluding the provisions of Appendix C of the Lease and except for the amount of Base Rent payable during the Renewal Term. Tenant shall have no additional extension option.

     A. The Base Rent during the Renewal Term shall be the greater of (i) the Base Rent applicable to the last day of the final Lease Year prior to the applicable Renewal Term, or (ii) the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class office buildings in the vicinity of the Building as reasonably determined by Landlord.

     B. To exercise its option, Tenant must deliver an initial non-binding notice to Landlord not less than nine (9) months prior to the proposed commencement of the applicable Renewal Term. Landlord shall calculate and inform Tenant of the Base Rent for the Premises. Such calculation shall be final and shall not be recalculated at the actual commencement of the Renewal Term if any. Tenant shall give Landlord final binding notice of intent to exercise its option to extend within fifteen (15) days after receiving Landlord's calculation of Base Rent. If Tenant fails to give either its initial non-binding notice or its final binding notice timely, Tenant will be deemed to have waived its option to extend.

     C. Tenant's option to extend this Lease is subject to the conditions that:
(i) Tenant has not been in default under this Lease, and (ii) Tenant shall not have assigned this Lease, or sublet any portion of the Premises under a sublease which is in effect at any time during the final 12 months prior to the applicable Renewal Term.

     33. TERMINATION OPTION.

Tenant may at its option terminate this Lease in its entirety (the "Termination Option") effective as of the first day of the sixth (6th) Lease Year (the "Early Termination Date") by delivering notice of its intent to terminate this Lease (the "Termination Notice") to Landlord on or before the date twelve (12) months prior to the Early Termination Date. If Tenant fails to deliver its Termination Notice timely, Tenant will be deemed to have waived such Termination Option. If there are any uncured defaults by Tenant under this Lease as of the date Tenant delivers the Termination Notice or as of the Early Termination Date, the Termination Option shall be void, and the Lease shall remain in effect. If Tenant properly exercises its Termination Option, this Lease shall terminate as of the Early Termination Date.

     The "Termination Fee" shall be Four Hundred Thirty Three Thousand Five Hundred Thirty Five Dollars and One Cent ($433,535.01) tenant shall pay the Termination Fee in the last full calendar month prior to the Early Termination Date.

        IN WITNESS WHEREOF, the parties hereto have executed this Lease.

                      LANDLORD: CARRAMERICA REALTY CORP., a Maryland corporation

                                         By: /s/ Robert E. Peterson
-------------------------------             ----------------------------------
Witness                                     Robert E. Peterson
                                            Managing Director

                                         Date: August 12, 1998
-------------------------------               --------------------------------
Witness


                                         TENANT: CONCORD CAMERA CORPORATION,
                                                 a New Jersey corporation

/s/                                      By: /s/ Brian King
-------------------------------             -------------------------
Witness                                  Title: Vice President

/s/                                      Date: July 24, 1998
-------------------------------
Witness